Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-140435
CONFIDENTIAL

SHAW COMMUNICATIONS INC.
CANADIAN PUBLIC SENIOR NOTE ISSUE
FINAL TERM SHEET

Issuer:	Shaw Communications Inc. (the “Issuer”)

Issue and Format:	C$400,000,000 Senior Notes (the “Notes”) by way of Public Offering in all provinces in Canada and in the United States.

Credit Ratings:	DBRS: BBB (low) / stable S&P: BB+ / positive Moody’s: Ba1 / stable

Term:	10 years

Maturity Date:	March 2, 2017

Price:	$99.767

Coupon:	5.70%

Yield:	5.731%

Spread:	175 basis points over the interpolated 10 year Government of Canada Bond yield.

Benchmark:	Determined by the interpolation of the 4.00% June 2016 and 8.00% June 2023 Government of Canada bond yields.

Pricing Date:	February 27, 2007

Settlement:	March 2, 2007 (t + 3)

Rank:	The Notes will be senior unsecured obligations of Shaw Communications Inc. and will rank pari passu with all other existing and future unsecured and unsubordinated debt of the Issuer.

Restrictive Covenants:	As provided in the Short Form Base Shelf Prospectus dated February 16, 2007 and any amendments thereto.

Redemption:	At the greater of par and the Initial Canada Yield Price (GoC + 88 basis points) until March 2, 2009; thereafter until the Maturity Date, at the greater of par and the Subsequent Canada Yield Price (GoC + 44 basis points).

Repayment:	In full at the Maturity Date

CONFIDENTIAL

SHAW COMMUNICATIONS INC.
CANADIAN PUBLIC SENIOR NOTE ISSUE
FINAL TERM SHEET

Payment and Delivery:	Payments of interest and principal will be made to CDS or its nominee. Noteholders may hold their Notes through the accounts maintained by DTC, Euroclear or Clearstream, Luxembourg.

Interest Payments:	Interest payable semi-annually on the 2ND day of March and September, beginning September 2, 2007.

Syndicate:	TD Securities (lead underwriter and sole bookrunner)
RBC Capital Markets
CIBC World Markets, Scotia Capital Markets
GMP Securities, Merrill Lynch, National Bank Financial

Use of Proceeds:	Debt repayment, working capital and general corporate purposes

CUSIP / ISIN:	82028KAM3 / CA 82028KAM32

The Issuer has filed a registration statement (including a base shelf prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the base shelf prospectus, the preliminary prospectus supplement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. These documents are available free of charge through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com, or by visiting the website maintained by the SEC at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the base shelf prospectus, the preliminary prospectus supplement and any document incorporated therein by reference if you request such documents by calling TD Securities Inc. at 416-982-2243.
The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or DBRS.

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